Exhibit 99.01

MacroSolve’s First Quarter Fiscal 2012 Revenues Increase 635% to $853,000

TULSA, OK—May 8, 2012 - MacroSolve, Inc. (OTCPK: MCVE) (OTCQB: MCVE) ("MacroSolve" or the "Company"), a leading provider of mobile technologies, apps and solutions for business, today announced financial results for its first quarter of fiscal 2012, ended March 31, 2012.

Highlights for Q1 of fiscal 2012 include:

•	Revenues increased 635% to $853,000 from $116,000 in the same period of FY 2011;
•	$255,000 backlog expected to be completed in Q2 for custom mobile app solution services;
•	Marks fifth consecutive quarter of revenue growth;
•	Revenues grew by 13% on a quarter-over-quarter basis from $757,000 in Q4 of 2011;
•	Gross profit increased 622% to $498,000 from $69,000 in Q1 of FY 2011; and
•	The Company's distribution network supported growth in new sales of software products and solution services.

Revenues for the three months ended March 31, 2012 were $853,000 as compared to $116,000 in the quarter ended March 31, 2011. This 635% rise is due to increased intellectual property licensing and increased sales of the Company’s products and services.

On March 31, 2012, MacroSolve had an additional $255,000 in backlog that is not included in the reported revenues for the quarter ended March 31, 2012 but is expected to be earned during the second quarter of 2012.

Gross profit in the first quarter of fiscal 2012 rose 622% to $498,000 from $69,000 in the first quarter of fiscal 2011.

Operating expenses increased 99% in the three months ended March 31, 2012 to $1,084,000 from $546,000 in the same period of fiscal 2011. The increase was driven by a rise in investments in growth via salaries, marketing, and public relations expenses in support of higher revenues, as well as depreciation and amortization expenses. The resulting loss from operations was $586,000 in the first quarter of fiscal 2012, up 23% over operating loss of $477,000 in the first quarter of fiscal 2011.

Net loss for the three months ended March 31, 2012 was ($705,000) or $(0.01) per share, as compared to a net loss of $(507,000) or $(0.01) in the three months ended March 31, 2011, an increase of $198,000. or 39%. The rise was primarily due to increasing the Company’s workforce by 24 employees in support of future growth.

"We’ve just completed our fifth consecutive quarter of revenue increases, clearly demonstrating that our growth strategy is working,” stated MacroSolve CEO and President, Steve Signoff. “We are ramping revenues at a brisk pace on two fronts: mobile app solution services and licensing sales. Both of these revenue sources are high in margins. Our custom mobile app solution services are experiencing strong momentum, with a current backlog of approximately $250,000. We are seeing this momentum continue into the second quarter.”

For further information please see MacroSolve's full 10-Q filing at www.sec.gov.

About MacroSolve

MacroSolve, Inc., doing business as Illume Mobile, is a pioneer in delivering mobile apps, technologies, and solutions. Leveraging its intellectual property portfolio, MacroSolve enforces its landmark patent while providing mobile app products and services under the name Illume Mobile. MacroSolve is positioned to become a leader in the mobile app development services space, which is projected to become a $100 billion market in 2015 according to Research2Guidance. For more information, visit Illume Mobile at www.illumemobile.com.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Company Contact
Illume Mobile
info@macrosolve.com

Investor Contact
Laurel Moody
(646) 810-0608
lmoody@corporateprofile.com

Media Contact
Kedzie Schotters
(212) 431-1470
kedzie@publicnewyorkcity.com

[FINANCIAL TABLES TO FOLLOW]

MACROSOLVE, INC.

STATEMENTS OF OPERATIONS
	For the Quarters Ended
For the Periods Ended March 31,	3/31/2012	3/31/2011

REVENUES:
Software products and licensing	$772,126	$20,317
Solution services	80,955	95,686

Net revenues	853,081	116,003

COST OF REVENUES:
Software products and licensing	293,436	-
Solution services	61,199	46,784

Total cost of revenues	354,635	46,784

Gross profit	498,446	69,219

OPERATING EXPENSES:
Solution services	166,735	22,639
Depreciation and amortization	102,069	61,680
Marketing and sales	392,717	132,739
General and administrative	422,433	329,290

Total operating expenses	1,083,954	546,348

Loss from operations	(585,508)	(477,129)

OTHER INCOME (EXPENSE):
Interest income	8	25
Interest expense	(84,144)	(6,313)
Loss on sale of asset	(761)	-
Stock based compensation	(34,625)	(23,988)

Total other expense	(119,522)	(30,276)

LOSS BEFORE INCOME TAXES	(705,030)	(507,405)

INCOME TAXES	-	-

NET LOSS	$(705,030)	$(507,405)

LOSS ALLOCABLE TO COMMON STOCKHOLDERS:
Net loss	$(705,030)	$(507,405)

Loss allocable to common stockholders	$(705,030)	$(507,405)

Basic and diluted loss per share	$(0.01)	$(0.01)

MACROSOLVE, INC.

BALANCE SHEETS

	3/31/2012	12/31/2011

ASSETS

CURRENT ASSETS:
Cash	$324,628	$273,132
Accounts receivable - trade	389,277	288,201
Prepaid expenses and other	268,525	240,388

Total current assets	982,430	801,721

PROPERTY AND EQUIPMENT, at cost:	263,837	285,976
Less - accumulated depreciation	(165,015)	(188,016)

Net property and equipment	98,822	97,960

OTHER ASSETS:
Note receivable	135,577	135,577
Software development costs, net of accumulated amortization
of $127,440 and $36,316 as of March 31, 2012 and
December 31, 2011, respectively	1,306,698	1,280,903
Other assets	61,770	83,329

Total other assets	1,504,045	1,499,809

TOTAL ASSETS	$2,585,297	$2,399,490

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$-	$-
Revolving Line of Credit	100,000	100,000
Note Payable - Shareholder	6,831	169,306
Accounts payable - trade and accrued liabilities	669,105	631,419
Unearned income	73,894	31,400

Total current liabilities	849,830	932,125

LONG-TERM DEBT, less current maturities
Oklahoma Technology Commercialization Center	237,500	237,500
Convertible debentures	2,096,162	2,621,161
Total long-term debt, less current maturities	2,333,662	2,858,661

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; authorized 500,000,000 shares;
issued and outstanding 144,686,945 and 122,386,894 shares, at
March 31, 2012 and December 31, 2011, respectively	1,446,869	1,223,869
Additional paid-in capital	11,334,238	10,059,029
Accumulated deficit	(13,379,302)	(12,674,194)

Total stockholders' (deficit) equity	(598,195)	(1,391,296)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,585,297	$2,399,490

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